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                                                                    EXHIBIT 99.1

Contact:  Charlene Hamrah (Investment Community)
          212/446-3122

          Joe Norton (News Media)
          212/446-3108

                   AIG ISSUES PRELIMINARY ESTIMATE OF LOSSES

                   RESULTING FROM TUESDAY'S TERRORIST ATTACKS

NEW YORK, September 13, 2001 -- American International Group, Inc. (AIG) has issued a preliminary estimate of its total expected losses resulting from Tuesday's terrorist attacks.

          Based on information available at this time, AIG's net pretax losses are expected to approximate $500 million.

          AIG Chairman M. R. Greenberg said, "We remain intensely focused on providing immediate assistance and relief to those who have suffered losses relating to this enormous national tragedy. Our crisis teams are in place, functioning on a twenty-four hour basis, and they are prepared to process claims.

          "It is impossible for any company to precisely estimate total losses at this time. Although AIG's property insurance coverages on the World Trade Center complex are minor, as the world's largest commercial insurer, we expect to receive claims from many insureds across a wide range of coverages. These losses will not impact the solid financial condition of AIG, the strongest insurance and financial services company in world."

          It should be noted that this news release may contain forward-looking statements. AIG refers you to the AIG Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 for a description of the business environment in which AIG operates and important factors that may affect its business. AIG is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements, whether as a result if new information, future events or otherwise.

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          AIG is the leading U.S.-based international insurance and financial services organization and the largest underwriter of commercial and industrial insurance in the United States. Its member companies write a wide range of commercial, personal and life insurance products through a variety of distribution channels in approximately 130 countries and jurisdictions throughout the world. AIG's global businesses also include financial services and asset management, including aircraft leasing, financial products, trading and market making, consumer
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financial, institutional, retail and direct investment fund asset management, real estate investment management, and retirement savings products. American International Group, Inc.'s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.